Exhibit 10.2

Letter of Settlement of Loans

6 June 2025

Prime King Investment Limited

RM1203, 12/F, Wing On House

71 Des Voeux Road

Central, Hong Kong

Attn: Mr Ng Man Shek

RE: Loan Settlement by Way of Share Transfer - Full and Final Settlement

Dear Sirs,

We, the undersigned companies:

●	Irace Technology Limited

●	Starbox Group Holdings Ltd

●	Starbox International Ltd

●	Starbox Technologies Sdn Bhd

(collectively referred to as the “Borrowers”), are writing to confirm the mutually agreed terms for the settlement of the outstanding loans extended by Prime King Investment Limited (the “Lender”) to the Borrowers.

1.	Outstanding Loan Balances

As at 31 May 2025, the principal loan amounts outstanding from each Borrower are as follows:

Borrower	Outstanding Principal (USD)
Irace Technology Limited	10,000.00
Starbox Group Holdings Ltd	355,949.60
Starbox International Ltd	5,000.00
Starbox Technologies Sdn Bhd	247,143.84
Total	618,093.44

The full breakdown of the loans is attached as Schedule 1 for reference.

2.	Settlement Terms - Share Transfer

In full and final settlement of the above outstanding principal sums, the Borrowers have collectively procured the transfer of 5,790,765 ordinary shares (the “Shares”) in One Eighty Holdings Ltd from Starbox Global Ltd to the Lender. Starbox Global Ltd is a sister company to the Borrowers and a wholly-owned subsidiary of Starbox Group Holdings Ltd.

The transfer is made as consideration for the loan settlement, and the Lender agrees to accept the Shares in lieu of cash repayment.

●	The fair value of One Eighty Holdings Ltd is based on the independent valuation report issued by China Intangible Asset Appraisement Co., Ltd, dated 24 January 2025, a copy is attached in Schedule 2, which valued its wholly-owned subsidiaries, 180 Degrees Brandcom Sdn Bhd and Media Elements Sdn Bhd, at USD 60,040,000.

●	A mutually agreed discount of 20% has been applied to the assessed fair value to arrive at the settlement value of the Shares.

3.	Waiver of lnterest

The Lender agrees to waive all interest, including interest accrued at the rate of 4.5% per annum, and acknowledges that this settlement is based solely on the outstanding principal balances as of 31 May 2025.

4.	Effective Date of Settlement

This settlement shall take effect upon the successful legal transfer and registration of the Shares in the name of Prime King Investment Limited. Upon such transfer, the loan obligations of the Borrowers shall be deemed fully discharged.

5.	Representations and Warranties

The Borrowers represent and warrant as follows:

●	They have the full corporate power and authority to enter into and perform this settlement arrangement.

●	The Shares to be transferred are, to the best of the Borrowers’ knowledge, free from any liens, encumbrances, or third-party claims.

●	The Borrowers have taken all necessary steps to procure the share transfer from Starbox Global Ltd, which is under the control of the Borrowers’ group.

6.	Board Approval

This settlement is subject to and conditional upon approval by the Boards of Directors of each of the Borrowers, Starbox Global Ltd, and Prime King Investment Limited.

7.	Full and Final Settlement

Upon completion of the share transfer, the Borrowers and the Lender acknowledge and agree that:

●	The loan obligations are fully and finally settled.

●	The Lender shall have no further claims or recourse against the Borrowers or Starbox Global Ltd in respect of the loans.

We thank you for your cooperation and look forward to concluding this matter satisfactorily.

Yours faithfully,

For and on behalf of:

Irace Technology Limited

/s/ Choo Keam Hui
Name:	Choo Keam Hui
Title:	Director

Starbox Group Holdings Ltd

/s/ Lee Choon Wooi
Name:	Lee Choon Wooi
Title:	Director

Starbox International Ltd

/s/ Choo Keam Hui
Name:	Choo Keam Hui
Title:	Director

Starbox Technologies Sdn Bhd

/s/ Choo Keam Hui
Name:	Choo Keam Hui
Title:	Director

Acknowledged and Agreed by:

Prime King Investment Limited

/s/ Ng Man Shek
Name:	Ng Man Shek
Title:	Director